Exhibit 99.1

September 28, 2015

Dear Stockholder,

Thank you for your investment in Cole Credit Property Trust IV, Inc. (“CCPT IV” or the “Company”). We are writing today to provide you with an update regarding your investment in CCPT IV, including information regarding an estimated value of the Company’s shares that was recently determined by the Company’s Board of Directors (the “Board”).

At Cole Capital, we believe that our investment strategy-which focuses on acquiring high-quality, income-producing necessity retail properties, net leased to creditworthy tenants under long-term leases-has performed well despite fluctuating market conditions. Overall, we are pleased with the performance of CCPT IV and where it is positioned in the current market cycle.

As of June 30, 2015, CCPT IV’s properties maintained an occupancy rate of 98.3% and a weighted average remaining lease term of 11.1 years. The portfolio is well-diversified across 828 properties in 45 states, representing approximately 22.3 million gross rentable square feet of space with an aggregate purchase price of approximately $4.3 billion.1 In addition, CCPT IV has paid, and expects to continue to pay, monthly distributions to its stockholders. Its current distribution rate equals an annualized amount of $0.625 per share.

We are pleased to report that on September 27, 2015, the Board approved an estimated net asset value (“NAV”) per share of our common stock of $9.70 as of August 31, 2015. The Board determined an estimated per share NAV in order to assist those broker-dealers that participated in the Company’s offering in meeting their customer account statement reporting obligations as required by FINRA. The Board engaged Duff & Phelps, LLC, an independent global valuation advisory and corporate finance consulting firm that specializes in providing real estate valuation services, to calculate an estimated NAV and a fair value range of the Company’s real estate portfolio as of August 31, 2015. The Board directed its audit committee, comprised solely of independent directors, to review Duff & Phelps’s valuation analysis and range of estimates and recommend an estimated NAV to the full Board. Based on the audit committee’s recommendation, the Board adopted an estimated NAV per share of $9.70. The determination of the NAV per share was solely the decision of the Board.

To date, your monthly account statement has reflected a price per share of $10.00 based on the original public offering price (including all fees and commissions). Going forward, your account statement will reflect the estimated NAV per share of $9.70 beginning with your account statement for September 2015, which you should receive in mid-October. If you participate in the Company’s distribution reinvestment plan (“DRIP”), under which your monthly distributions get reinvested in additional shares of CCPT IV stock, your distributions will now be reinvested at the $9.70 per share estimated value instead of at $9.50 per share. Please feel free to contact us if you wish to change your DRIP enrollment status.

It is important to keep in mind that the estimated NAV per share of $9.70 is simply a snapshot as of a particular date, will fluctuate over time as we continue to purchase and sell properties, and is not intended to represent the amount that you could expect to receive if you were to sell your shares now or when the Company liquidates in the future. We fully intend to attempt to maximize the return to you as an investor in CCPT IV by actively managing the portfolio before the Board considers potential strategic alternatives for the Company.

2325 EAST CAMELBACK ROAD, SUITE 1100 :: PHOENIX, ARIZONA 85016 :: WWW.COLECAPITAL.COM
SECURITIES DISTRIBUTED BY AFFILIATE BROKER-DEALER: COLE CAPITAL CORPORATION, MEMBER FINRA/SIPC

In conclusion, we believe CCPT IV is well-positioned to weather various economic cycles based on its overall credit quality, yield characteristics and diversity. The “hybrid portfolio,” comprised of both single-tenant and multi-tenant retail properties, helps ensure a predictable and stable stream of income, while providing the Company a wide variety of future liquidity opportunities. We are pleased with the valuation of CCPT IV and we will continue to keep you abreast of updates concerning the Company as we move forward. If you have any questions, please contact your Financial Advisor or the Cole Capital Client Services team at (866) 907-2653.

Sincerely,

Thomas W. Roberts
Chairman, Chief Executive Officer and President
Cole Credit Property Trust IV, Inc.

1) Excludes a property owned through an unconsolidated joint venture, and the land acquired for a development project currently in process.

Forward-looking Statements
This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated net asset value per share of the Company’s common stock. Duff & Phelps relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Duff & Phelps’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2015, and June 30, 2015, filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to pay a monthly distribution, the Company’s inability to maximize returns to investors and the Company’s inability to realize a wide variety of future liquidity opportunities. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

2325 EAST CAMELBACK ROAD, SUITE 1100 :: PHOENIX, ARIZONA 85016 :: WWW.COLECAPITAL.COM
SECURITIES DISTRIBUTED BY AFFILIATE BROKER-DEALER: COLE CAPITAL CORPORATION, MEMBER FINRA/SIPC